Exhibit 99.1

SCOTT L. THOMPSON NAMED CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF TEMPUR SEALY

LEXINGTON, KY, September 8, 2015 – Tempur Sealy International, Inc. (NYSE: TPX) (“Tempur Sealy” or the “Company”), the world’s largest bedding provider, today announced that its Board of Directors has named Scott L. Thompson as the Company’s next Chairman, President and Chief Executive Officer, effective immediately. Mr. Thompson’s appointment follows an extensive search conducted by the Tempur Sealy Board and was overseen by the Board’s CEO Search Committee.

Mr. Thompson has more than two decades of executive leadership experience, most recently as Chairman, President and Chief Executive Officer of Dollar Thrifty Automotive Group, Inc. (“Dollar Thrifty”). Under Mr. Thompson’s leadership, Dollar Thrifty achieved best-in-class operating margins and earnings growth resulting in significant returns for shareholders.

“After a comprehensive search process, the Board is very pleased to name a talented and highly qualified individual of Scott’s caliber to lead Tempur Sealy,” said Frank Doyle, Chairman of the Board. “Scott is a world-class operator with a history of strategic focus and enhancing high-performance teams. We are confident that his expertise in these key areas will add significant value to Tempur Sealy.”

Usman Nabi, Chairman of the CEO Search Committee, commented, “Scott is an exceptional CEO with an outstanding track record of shareholder value creation. As Chairman and CEO of Dollar Thrifty, Scott created a corporate culture dedicated to consistently delivering profitable growth and achieving stretch targets. Tempur Sealy shareholders will benefit from his leadership.”

In connection with the appointment of Mr. Thompson, current Chairman Frank A. Doyle will assume the role of Lead Director, and interim CEO W. Timothy Yaggi will continue in his role of Chief Operating Officer.

Mr. Doyle added, “I would also like to acknowledge Tim Yaggi’s tremendous leadership during this process. Under his leadership, the organization continued to develop and progress towards our collective goals.”

“Tempur Sealy is an outstanding company with iconic global brands and a talented and dedicated team,” said Mr. Thompson, “I am honored by the Board’s confidence in me as the next leader of this great company and I look forward to working with Tim and the entire management team to build upon Tempur Sealy’s strategy and drive profitable long-term growth for the benefit of all our stakeholders.”

ABOUT SCOTT THOMPSON

Scott Thompson previously served as Chairman, Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc. until it was purchased by Hertz Global Holdings, Inc. in 2012. Prior to serving as CEO and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of Dollar Thrifty. Prior to joining Dollar Thrifty, Mr. Thompson was a consultant to private equity firms, and was a founder of Group 1 Automotive, Inc., a NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer. Mr. Thompson served as Executive Vice

President of Operations and Finance at KSA Industries, a privately-held company with $1 billion in revenues. Mr. Thompson presently serves as a member of the Board of Directors for Asbury Automotive Group, Inc., Houston Wire and Cable Co. and Conn’s, Inc. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm.

ABOUT TEMPUR SEALY

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, Optimum™ and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

CONTACTS

Company Contact	Media Contact
Mark Rupe	James Golden / Nick Lamplough
Vice President, Investor Relations, Tempur Sealy	Joele Frank, Wilkinson Brimmer Katcher
800-805-3635	212-355-4449
Investor.relations@tempursealy.com

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” within the meaning of the federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this press release, the words, “assumes,” “estimates,” “expects,” “guidance,” “anticipates,” “projects,” “plans,” “proposed,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding the Company’s leadership transition, and the creation of value and other benefits for stakeholders. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and increased debt level; the ability to successfully integrate Sealy Corporation into the Company’s operations and realize cost synergies and other benefits from the transaction; whether the Company will realize the anticipated benefits from its asset dispositions in 2014 and the acquisition of brand rights in certain international markets in 2014; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company’s gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company’s business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or litigation proceedings; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by abrupt changes in the Company’s senior management team and Board of Directors.